                                                                   EXHIBIT 10.28

@Road_Nextel Partners Co-Marketing Agreement


                                 NEXTEL PARTNERS
                             CO-MARKETING AGREEMENT


      This Co-Marketing Agreement (the "Agreement") is entered into on this 14th day of March, 2001, by and between Nextel Partners Operating Corp. together with various subsidiaries and controlled affiliates of Nextel Partners, Inc. (collectively referred to herein as "Nextel Partners") and At Road, Inc., a Delaware corporation ("Developer") whose principal business address is 47200 Bayside Parkway, Fremont, CA 94538.

            A. Nextel Partners owns and/or operates systems to provide wireless telecommunications (the "Systems"), together with various subsidiaries and controlled affiliated companies as a nationwide network, in certain geographic areas throughout the United States, provides access to such Systems (the "Services") to its Customer ("Customers"), and believes professional high-quality customer service is essential to Nextel Partners' business; and

            B. Developer has developed a specific application to be made available to Nextel Partners Customers by Developer and Developer shall provide billing, customer care and support for the application in accordance with this Agreement.

            NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. TESTING AND APPROVAL. Developer has submitted an application to Nextel Communications, Inc. or one of its subsidiaries (collectively "Nextel") for testing and approval. Nextel has tested and approved the application described in the application specification set forth in Exhibit A attached hereto (the "Application"). Nextel and Nextel Partners operate respective Systems that are interconnected and together comprise a single national System. Developer acknowledges and agrees that the Application testing and approval process is not a guarantee or assurance that the Application is compatible, or will continue to be compatible, with Nextel's or Nextel Partners' System or any of its product or service offerings. Such approval shall not be construed as an endorsement of the Application or a commitment on the part of Nextel or Nextel Partners that there will not be a similar application developed and deployed on the Nextel or Nextel Partners' System at any time in the future.

2. AUTHORIZATION. Developer is hereby authorized to make available to Nextel Partners Customers the Application defined in Exhibit A. The Application shall be made available in accordance with Nextel and Nextel Partners' application sales, marketing and distribution guidelines as supplied by Nextel and/or Nextel Partners from time to time. It is hereby acknowledged that Nextel Partners shall not receive compensation or service revenue from Developer or Customers from the distribution or the use of the Application (other than access and airtime usage revenue generated from the use of the Application by the Customer or NOL Wireless Internet Service subscription). In addition, Developer shall not receive any monetary compensation or other consideration from Nextel Partners for the testing and approval of the Application. Any new release of the Application must be submitted to Nextel and Nextel Partners for testing and approval 60 days prior to commercial launch pursuant to the testing and


Nextel Partners - Confidential - Not for Distribution approval process in effect at the time as set forth in Exhibit A-1. Developer shall maintain a perpetual guest account for a minimum of fifty (50) simultaneous Nextel Partners users on Developer's system for ongoing monitoring and sales activities of the Application by Nextel Partners. Developer shall have the right to distribute bug fixes, error corrections and other nonmaterial changes to the approved Application release without Nextel Partners' approval. This Agreement does not authorize Developer to distribute any other application which purports to be compatible or usable with Nextel or Nextel Partners products and services. In the event Nextel Partners detects usage of an unauthorized application or application release on the System, Nextel Partners reserves the right to disable access to the non-compliant application without prior notice to Developer. In addition, Nextel Partners reserves the right to disable the access to the Application or other approved Developer application if Nextel Partners determines, in its sole discretion, that the Application is causing (or likely to cause) disruption or interfering (or likely to cause interference) with the System. If Nextel Partners disables any access to Developer application(s), Nextel Partners shall provide prompt written notice of such act not to exceed five (5) days from such act, and Nextel Partners agrees to use reasonable efforts to assist Developer with re-enabling access to any such approved Developer application(s) on the System.

3. DEVELOPER CUSTOMER CARE AND APPLICATION SUPPORT OBLIGATIONS: SERVICE LEVEL AGREEMENTS. Developer acknowledges and agrees that it is responsible for providing billing, customer care and Application support to all Customers using the Application. Developer hereby agrees to provide customer care and Application support in accordance with the requirements set forth in Exhibit A-1 attached hereto. In addition, Developer agrees to provide service to Customers at the levels set forth in Exhibit A-1 in the areas of provisioning, customer care, billing, host uptime and performance (if applicable), sales referrals and pre- and post-sales support.

4. NEXTEL PARTNERS CUSTOMER CARE AND APPLICATION SUPPORT OBLIGATIONS FOR THE APPLICATION. Nextel Partners will not provide billing, customer care and Application support for the Application. In the event a Customer calls or otherwise contacts Nextel Partners customer care with an inquiry, question or other request regarding the Application, Nextel Partners shall refer the Customer to Developer in accordance with Exhibit A-1; provided that Nextel Partners has determined that such inquiry, question or other request does not relate to Nextel Partners' Systems or Services.

5. DEVELOPER PRIMARY AND SECONDARY POINTS OF CONTACT. Developer is required to have at least one point of contact for technical issues available 24 hours a day, 7 days a week.

Technical Points of Contact:

Primary       Name:                   @Road NOC
              Address:                47370 Fremont Blvd, Fremont, CA 94538
              Desk Phone:             510-870-1119
              Mobile Phone:           N/A
              Fax:                    510-870-1281
              Email:                  itops@road-inc.com

              Pager:             NIA
Secondary     Name:              Tana Parker
              Address:           47300 Fremont Blvd, Fremont, CA 94538
              Desk Phone:        510-870-1241
              Mobile Phone:      510-714-4624
              Fax:               510-870-1281
              Email:             tparker@road-inc.com
              Pager:             510-870-1281

Developer is required to notify Nextel Partners of any changes to points of contact listed above within seven (7) days of such change becoming effective. This notification will be treated as an "operational issue" and communicated in accordance with escalation procedures documented in Exhibit A-1 Service Level Agreement.

6. MODIFICATIONS TO THE NEXTEL OR NEXTEL PARTNERS SYSTEM. Nextel Partners makes no representation or warranty that future modifications to the Nextel or Nextel Partners System will be backwards compatible with the Application. In the event Nextel or Nextel Partners modifies the System, Services or handsets functional with the Application in a manner that may impact the usability or functionality of the Application, Nextel Partners shall endeavor to notify Developer or otherwise provide Developer of the relevant technical information. Nextel Partners will use reasonable efforts to provide as much notice as possible of any such modification. Provided, however, Nextel Partners is not obligated to provide technical support, updates or any other information to Developer with respect to the System or any other aspect of Nextel's or Nextel Partners' business.

7. DISCONTINUATION OF SUPPORT OF APPLICATION BY DEVELOPER. In the event that Developer plans to discontinue support for the Application, Developer shall provide the Customers using the Application and Nextel Partners with at least sixty (60) days written notice.

8. REPORTING. Developer shall be required to provide the reports in the format and containing the information contained in Exhibit D attached hereto.

9. TERM OF AGREEMENT. The term of this Agreement shall commence on the Controlled Availability Date: ____________ Developer shall be required to sign this Agreement first and then submit it to Nextel Partners for execution. This Agreement shall continue for a period of six (6) months from the Controlled Availability Date. This Agreement shall automatically renew for additional periods of six (6) months unless terminated as provided below. Each additional term shall be referred to herein as an Extension Term. At the option of Nextel Partners, which option may be exercised in its sole and absolute discretion, Nextel Partners may terminate this Agreement immediately upon the termination of that certain Nextel Co-Marketing Agreement dated December __, 2000 between Developer and Nextel.

10. LAUNCH PERIODS.

      a. "CONTROLLED AVAILABILITY" period means the time period from _________, 2001 until the date of Commercial launch. During the Controlled Availability period, Nextel Partners will (i) provision Service for the customers who are participating in trials, and additional selected customers on a limited basis,
(ii) determine which customers will be given service, which decisions would be made with input from Developer. Nextel Partners or Developer may pursue limited marketing and promotional activity with prior Nextel Partners approval, during Controlled Availability period.

      b. COMMERCIAL LAUNCH of the Application and Services will begin upon completion of the Controlled Availability period. Nextel Partners shall determine when its Systems are ready for Commercial Launch, and inform Developer of the same. During Commercial Launch, Nextel Partners and Developer may pursue marketing and promotional activities, including press releases.

11. USER DATA.

      a. Developer User Data. Except as provided below, Developer has the exclusive right to collect, store and use all Developer User Data. Nextel Partners acknowledges that, as between Developer on the one hand and Nextel Partners and its affiliates on the other hand, all Developer User Data shall be owned by Developer. "DEVELOPER USER DATA" means both individual and aggregate data (i) generated in connection with a customer's use of Developer Content or the Developer Wireless Site or the Developer Application or (ii) otherwise exchanged between Developer and customers via the Nextel or Nextel Partners Tethered Packet Data Service or the Developer Application.

      b. Nextel Partners User Data. Except as provided below, Nextel Partners has the exclusive right to collect, store and use all Nextel Partners User Data. Developer acknowledges that, as between Developer and its Affiliates on the one hand and Nextel Partners and its Affiliates on the other hand, all Nextel Partners User Data shall be owned by Nextel Partners. "NEXTEL PARTNERS USER DATA" means both individual and aggregate data generated in connection with a Customer's use of the Nextel or Nextel Partners Online Wireless Internet Service or otherwise exchanged between Nextel Partners and Customers. Nextel Partners User Data includes, but is not limited to: the identity of the transmitting and receiving parties, the time and length of the communication and the location of the transmitting party as determined by Nextel or Nextel Partners.

      c. Collected Data of the Other Party. In the event that either party receives or has access to any Collected User Data of the other, such party agrees to comply with all applicable data privacy policies of the other covering User Data as such may be provided by from time to time, provided that neither party shall be subject to such restriction with respect to information provided to it by its customers, even if such information is also provided as Collected User Data to the other. "COLLECTED USER DATA" means the Developer User Data and the Nextel or Nextel Partners User Data.

      d. Referral Information. Notwithstanding the foregoing, neither party may directly or indirectly disclose any Referral Information (as defined below), either alone or together with other information, to any third party, nor use or permit any other person or entity to use any Referral Information to specifically target communication to end-users or to otherwise specifically solicit customers. "REFERRAL INFORMATION" means any information disclosing that a specific user linked from a Nextel or Nextel Partners phone to the Application and any personally identifying information about such specific user (including identification, individually or in the aggregate, as a customer of Nextel, Nextel Partners or their respective Affiliates) derived from such linking.

      e. Developer agrees to abide by Nextel Partners policies regarding end-user privacy, including the policies prohibiting unsolicited telephone calls, SMS messages and Internet alerts to Nextel Partners users without express and specific permission from the end-user. For purposes of this Section, Nextel Partners' handset privacy policy shall be construed to incorporate by reference the prohibitions against disclosure of Referral Information under Section 11.d. Each party shall provide the other party with copies of any other policies that it may adopt during the Term.

12. TERMINATION. This Agreement may be terminated by either party for cause upon sixty (60) days written notice to the other prior to the end of the Term or any Extension Term or shall terminate prior to the expiration of the Term or any Extension Term, if and when any of the following events occur:

      a. Breach of Agreement. Either party may terminate this Agreement immediately upon written notice to the other party if the notified party fails to cure a breach of its obligations hereunder within fifteen (15) days of delivery of the written notice.

      b. Bankruptcy or Cessation of Business. This Agreement shall be terminated immediately at Nextel Partners' or Developer's discretion, upon the other party's cessation of business, election to dissolve, dissolution, insolvency, failure in business, commission of an act of bankruptcy, receivership, general assignment for the benefit of creditors, or filing of any petition in bankruptcy or for relief under the provisions of the bankruptcy laws, if such petition is not dismissed within sixty (60) days thereafter.

      c. Miscellaneous. Nextel Partners may terminate this Agreement immediately upon written notice to Developer if Developer:

            i. Fails to follow Nextel Partners' sales, marketing and distribution guidelines;

            ii.   Discontinues support for the Application;

            iii. Fails to operate in accordance with the service level agreements set forth in Exhibit A-1;

            iv. Fails to maintain primary and secondary points of contact as required in Section 5 above;

            v. Fails to comply with Nextel Partners' confidentiality, user data and privacy policies;

            vi.   Fails to provide reporting as required pursuant to Exhibit D;

            vii. Utilizes a trademark or other Nextel Partners intellectual property right without Nextel Partners' prior written consent;

            viii. Intentionally engages in conduct which degrades or
                  misrepresents the Nextel or Nextel Partners trade name or service in any way;

            ix. Changes the Application materially without notifying Nextel Partners; or

            x. Breaches the Nextel Co-Marketing Agreement or that agreement otherwise terminates.

13. RIGHTS AND OBLIGATIONS UPON TERMINATION OR EXPIRATION. Upon the termination or expiration of this Agreement, the parties agree that Developer shall immediately (i) cease distribution of the Application to Customers; (ii) cease the utilization of any Nextel or Nextel Partners Trademarks (as defined below) in association with the Application; (iii) return to Nextel Partners without retaining copies all Nextel Partners Confidential Information. Likewise, Nextel Partners shall (i) cease the utilization of any Developer Trademarks (as defined below); and (ii) stop using and destroy all Developer Confidential information and certify in writing to Developer the destruction of same. The following Sections shall survive termination or expiration of this Agreement: 13, 15, 16, 17, 18, 19 and 22. Each party shall continue to perform its obligations under this Agreement during any notice period prior to the actual termination of this Agreement. At no time during or after the term of this Agreement shall either party challenge or assist others to challenge the other party's trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of the other party.

14. TRADEMARKS AND COPYRIGHTS. Each party grants the other a non-exclusive, nontransferable, royalty-free license to use, reproduce, distribute and display the trademarks described herein solely in connection with (i) the advertising and promotion of the availability of the Developer Application on Nextel Online Internet Wireless Service, and (ii) the display of any links, as expressly permitted hereunder between the Developer web site and the Nextel Partners web site, provided that uses of such trademarks in advertising and promotion must be approved by the trademark owner in advance and are in compliance with the trademark owner's then-current trademark usage guidelines. Neither party shall acquire any right to goodwill, trademark, copyright, or other form of intellectual or commercial property of the other party. Each party agrees that all uses of the other party's trademarks will: (i) not alter the trademarks in any way; and (ii) use the trademarks so that each of such trademarks creates a separate and distinct impression from any other trademark that may be used by the other party. Each party agrees that all uses of the other party's trademarks, including the goodwill and reputation associated therewith, will inure to the benefit of the other party. Developer acknowledges and agrees that the name "Nextel Partners" or the name of any of Nextel Partners' affiliates (or the registered fictitious name of such) and all marks and logos used by Nextel Partners are service marks and trademarks (collectively "Trademarks") belonging solely to either Nextel and/or its affiliates and/or Nextel Partners, and that Developer shall not use the same to identify its business or use the Trademarks in its advertising except as otherwise permitted. Nextel Partners acknowledges and agrees that the name "@Road" and all marks and logos used by @Road are service marks or trademarks belonging solely to @Road or its affiliates, and that Nextel Partners shall not use the same to identify its business or use such trademarks in its advertising except as otherwise permitted.

Nextel Partners trademarks include, but are not limited to: the name "Nextel Partners" or the name of any of Nextel Partners' affiliates (or the registered fictitious name of such) and all marks and logos used by Nextel Partners except those marks or logos used by Nextel Partners by agreement with Nextel (collectively "Nextel Partners Trademarks").

Developer trademarks include, but are not limited to: the @Road logo, the name @Road(SM) iLM(TM) 2000i, @Road(SM) iDT(TM) 2500, LocationSmart(TM) by @Road(SM), @Road(SM) FleetASAP(SM), MyWeb2Go(SM), and all marks and logos used by @Road (collectively "Developer Trademarks").

15. INSPECTIONS: BOOKS AND RECORDS. Nextel Partners shall have the right at Nextel Partners' expense and upon fifteen (15) days prior written notice, during business hours to inspect Developer's books and records as they pertain to Developer's obligations under this Agreement, and to make copies and extracts therefrom. Developer shall maintain all such books and records for a minimum of twelve (12) months after their creation and shall at all times keep them at the relevant facility.

16. NO WARRANTY. NEXTEL PARTNERS MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE TO DEVELOPER IN CONNECTION WITH ITS DEVELOPMENT OF THE APPLICATION AND THE COMPATIBILITY, FUNCTIONALITY AND USABILITY OF THE APPLICATION WITH THE SYSTEM OR NEXTEL PARTNERS OR NEXTEL'S PRODUCTS AND SERVICES. DEVELOPER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE TO NEXTEL PARTNERS IN CONNECTION WITH THE APPLICATION AND THE COMPATIBILITY, FUNCTIONALITY AND USABILITY OF THE SYSTEM OR NEXTEL PARTNERS OR NEXTEL'S PRODUCTS AND SERVICES WITH THE APPLICATION.

17. NON-LIABILITY OF THE PARTIES. NEXTEL PARTNERS SHALL NOT BE RESPONSIBLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, LOST PROFITS OR OTHER MONETARY LOSS, ARISING OUT OF THE PERFORMANCE OR FAILURE OF NEXTEL'S OR NEXTEL PARTNERS' SYSTEM, PRODUCTS OR SERVICES, WHETHER OR NOT ANY SUCH MATTERS OR CAUSES ARE WITHIN NEXTEL'S OR NEXTEL PARTNERS' CONTROL OR DUE TO NEGLIGENCE OR OTHER FAULT ON THE PART OF NEXTEL PARTNERS, ITS AGENTS, AFFILIATES, EMPLOYEES OR OTHER REPRESENTATIVES. DEVELOPER SHALL NOT BE RESPONSIBLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, LOST PROFITS OR OTHER MONETARY LOSS, ARISING OUT OF THE PERFORMANCE OR FAILURE OF DEVELOPER'S APPLICATION, PRODUCTS OR SERVICES, WHETHER OR NOT ANY SUCH MATTERS OR CAUSES ARE WITHIN DEVELOPER'S CONTROL OR DUE TO NEGLIGENCE OR OTHER FAULT ON THE PART OF DEVELOPER, ITS AGENTS, AFFILIATES, EMPLOYEES OR OTHER REPRESENTATIVES. ANY LIABILITY INCURRED BY EITHER PARTY IN CONNECTION WITH THIS AGREEMENT SHALL BE LIMITED TO ALL FEES PAID OR TO BE PAID UNDER THIS AGREEMENT; EXCEPT THAT THIS LIMITATION SHALL NOT APPLY TO ANY LIABILITY PURSUANT TO SECTIONS 14, 18, or 19 HEREIN. THE AGGREGATE LIABILITY OF EITHER PARTY UNDER SECTIONS 14 AND 18 SHALL BE LIMITED TO THE OTHER PARTY'S ACTUAL DIRECT DAMAGES FOR BREACH OF

SUCH SECTIONS, INCLUDING THE COSTS OF OBTAINING REPLACEMENT SERVICES AND DELIVERABLES COMPLYING WITH THE TERMS HEREOF.

18. INDEMNIFICATION. Developer shall indemnify, defend and hold Nextel Partners, its subsidiaries, affiliates, officers, directors, employees, representatives, agents and assignees harmless against any liability for any claims arising out of Developer's acts or omissions pursuant to this Agreement or any claim or action against Nextel Partners on the issue of infringement of any patent, copyright, trademark or trade secret arising out of or resulting from the Application that results in any Claim against Nextel Partners, its subsidiaries, affiliates, officers, directors, employees, representatives, agents or assignees; provided that Developer shall have sole control of any such action or settlement negotiations, and further provided that Nextel Partners shall notify Developer promptly in writing of such claim and shall give Developer all authority, information and assistance reasonably necessary to settle or defend such claim. For purposes of this indemnification, "Claims" means and includes all obligations, such as taxes in connection with business conducted or sales made by Developer, actual and consequential damages, and out-of-pocket costs reasonably incurred in the defense of any claim, such as accountants', attorneys' and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses, travel and living expenses. Nextel Partners shall have the right to defend any such claim against it at Nextel Partners' expense. This indemnity shall continue in effect even after, and notwithstanding, this Agreement's expiration or termination. If Developer reasonably believes it is likely to become or is a party to a claim of infringement, Developer may, at its option terminate this Agreement upon written notice to Nextel Partners.

19. NON-DISCLOSURE AGREEMENT. The parties acknowledge that they have entered into a mutual Non-Disclosure Agreement prior to the date hereof ("NDA" or "Confidentiality Agreement"). All aspects of this Agreement shall be subject to the terms and conditions of the NDA. The terms and conditions of this Agreement and all exhibits hereto shall be considered CONFIDENTIAL INFORMATION, as such term is defined in the NDA dated ______________ .

20. DEVELOPER PHONES AND SERVICE. Nextel Partners shall not provide demo phones or wireless service to Developer. Developer may purchase Nextel Partners phones and service. Nextel Partners may offer a developer rate plan to Developer during the term of this Agreement. Developer will be notified regarding any such developer rate plan. Any such developer rate plans will be for the purpose of development work only. Developer shall be responsible for all Nextel Partners service charges in connection with demo phones or wireless service purchased by Developer under this section.

21. PRESS RELEASES. Neither Developer nor Nextel Partners shall issue a press release or public statement or make any public disclosure of the existence, contents or terms of this Agreement or any other aspect of the relationship between the parties hereto without the express written consent of the other party. Such consent must include approval of both the text and publication date of the intended press release, public statement or public disclosure.

22. MISCELLANEOUS.


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

      a. Interpretation and Construction. The captions contained herein are for the convenience of the parties hereto and shall not be construed to amend or modify any of the provisions hereof. The language in all parts of this Agreement shall in all cases be construed in accordance to its fair meaning as if prepared by all parties to the Agreement and not strictly for or against any of the parties.

      b. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto. No waiver, amendment or modification of any provision of this Agreement shall be valid unless in writing and signed by the parties hereto.

      c. Waiver. The failure of a party to object to, or to take affirmative action with respect to, any conduct of the other which is in violation of the terms of this Agreement shall not be construed as a waiver of the violation or breach or of any future violation, breach, or wrongful conduct. Any waiver, in whole or in part, of any provision hereof shall not be construed as a waiver of any other provision hereof, or as a future waiver of any subsequent breach by Developer.

      d. Assignment. This Agreement shall be freely assignable by Nextel Partners. Developer may not assign this Agreement without the prior written consent of Nextel Partners, which shall not be unreasonably withheld or delayed, provided, however, that Developer may assign this Agreement without the consent of Nextel Partners in connection with any merger, consolidation, any sale of all or substantially all of Developer's assets or any other transaction in which more than fifty percent (50%) of Developer's voting securities are transferred.

      e. Legal Representation. Each of the parties expressly acknowledges and agrees that it has consulted with and utilized separate counsel in connection with this Agreement.

      f. Notices. Unless otherwise provided for herein, all notices and other communications provided for or permitted hereunder shall be in writing and shall be made by hand delivery, first class mail, postage prepaid, return receipt requested, or telex, telecopier, or reliable overnight courier addressed as follows:

      If to Developer to:                  If to Nextel Partners to:
      At Road Inc.                         Nextel Partners, Inc.
      47200 Bayside Parkway                4500 Carillon Point
      Fremont, CA 94538                    Kirkland, WA 98033
      Attn: Chief Operating Officer        Attn: Mike Gilroy

      With a copy to;                      With a copy to:
      At Road Inc.                         Nextel Partners, Inc.
      47200 Bayside Parkway                4500 Carillon Point
      Fremont, CA 94538                    Kirkland, WA 98033
      Attention: VP Marketing              Attention: Legal Department

      And with a copy to:
      At Road, Inc.
      47200 Bayside Parkway

      Fremont, CA 94538
      Attention: Legal Department

      All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; three (3) business days after deposit in any United States Post Office in the Continental United States, postage prepaid, if mailed; when answered back, if telexed; when receipt is acknowledged, if telecopied, or the next business day if by overnight courier.

      g. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware. Developer and Nextel Partners waive all defenses of lack of personal jurisdiction and forum nonconveniens. Process may be served on either party in the manner authorized by applicable law or court rule. If either party employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees.

      h. Unenforceable Terms. If any provision of this Agreement is illegal or unenforceable, its invalidity shall not affect the other provision of this Agreement that can be given effect without the invalid provision. If any provision of this Agreement does not comply with any law, ordinance or regulation, such provision to the extent possible shall be interpreted in such a manner to comply with such law, ordinance or regulation, such provision to the extent possible shall be interpreted in such a manner to comply with such law, ordinance or regulation, or if such interpretation is not possible, it shall be deemed to satisfy the minimum requirements thereof.

      i. Binding Effect. This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

      j. Exhibits. The Exhibits hereto are hereby incorporated by reference and made part of this Agreement.

      k. Each party agrees to bear its own costs and expenses in connection with such party's performance under this Agreement.

      IN WITNESS WHEREOF, Developer has caused this Agreement to be executed by its duly authorized representative.







DEVELOPER:                                  NEXTEL PARTNERS:

      IN WITNESS WHEREOF, Developer has caused this Agreement to be executed by its duly authorized representative.




DEVELOPER:                               NEXTEL PARTNERS


By: (signature)      KRISH PANU          By: (signature)  DONALD J. MANNING
               ------------------------                 ------------------------

Name:                Krish Panu          Name:            Donald J. Manning
     ----------------------------------       ----------------------------------

Title:          President                Title:           V.P.
      ---------------------------------        ---------------------------------

Date:           3/08/01                  Date:            March 12, 2001
     ----------------------------------       ----------------------------------

EXHIBIT A

DESCRIPTION OF DEVELOPER PRODUCT

Developer provides Mobile Resource Management services, including location-based information and messaging services. The branded service, FleetASAP, includes GPS location, wireless connectivity and Internet technologies to provide these services to commercial vehicles. Features of FleetASAP include:

LOCATION

   -  GPS-determined location information reported at selectable intervals

   -  Location information on demand

   -  Event driven location reporting

   -  Map view of location information

REPORTING

   - Reports available for location, speed, stops, switch status and cargo temperature

   -  View entire set of vehicles or single vehicle reporting

   -  Scheduled maintenance reports

   -  Messaging history report

   - The ability of multiple users to view the information from multiple locations

DISPATCH

   -  Work metrics status, activity and messaging history

   -  Forms

   -  Workflow status

TWO WAY MESSAGING

   -  Two way messaging between Internet user and remote user

   -  Record of messaging activity

APPLICATION PROGRAM INTERFACES

The @Road Application Program Interfaces (API) will allow partner software applications to:

   -  Receive current or last reported location for one or more vehicles

   -  Receive a list of 'close' vehicles to a specified location/location range

   -  Send and receive landmarks information

   -  Send and receive text or form messages to and from one or more vehicles

@Road API's are based on industry standard XML interface via a request and response mechanism to allow seamless integration with partner applications.


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

Implementing the FleetASAP service using the Nextel or Nextel Partners System requires an invehicle iLM (Internet Location Manager) tethered to a plus-series Nextel phone with a routable IP. An optional messaging service is available through the addition of the an @Road iDT. The Internet user logs on to the Developer website to access its account and data generated by the FleetASAP service.

EXHIBIT A-1

SERVICE LEVEL AGREEMENT

1. INTRODUCTION

This document shall serve as the Service Level Agreement (SLA) between Developer and Nextel Partners. To adequately offer and support Developer applications, Nextel Partners and Developer must agree to the terms outlined in this SLA covering the following areas.

-  Application availability as seen by the Nextel Partners subscriber

-  Trouble identification and resolution process

-  Developer customer care process

-  Nextel Partners/Developer escalation contact information

-  Open issues list and reporting

-  Applications performance validation and change control

This Service Level Agreement applies ONLY to Developer Application described in Exhibit A. Developer is directly responsible for providing billing, customer service and support to customers who license or purchase Developer's Application.

II. APPLICATION AVAILABILITY AS SEEN BY THE NEXTEL PARTNERS SUBSCRIBER

APPLICATION AVAILABILITY

The Application availability requirement at commercial launch will be that a user of the Application will be able to view from its Internet account data captured from products activated with the Application, ping activated products and send and receive text messages from and to activated products, when the Application is used by an Application user according to the instructions included with the Application. The ability of a user of the Application to access its account through the Developer website will serve as the demarcation for coverage under this SLA. This SLA applies only to service outages directly related to the service provided to Developer's Application. The scope of this SLA does not include, under any circumstances, any public Internet backbones and networks, any server on the Internet, customer premise equipment ("CPE") and local access service of any type. SLA objectives apply only to out-of-service conditions and do not apply to scheduled service interruptions, degradation of service, packet loss, or sub-optimal performance. Measurement of out-of-service conditions will be conducted by Developer, and reported to Nextel Partners as stated below, in Section III - Trouble Identification and Resolution Process. Under no circumstances will the following be considered an out-of-service condition: (a) trouble tickets associated with parts or equipment installations;
(b) trouble tickets erroneously opened by other than Developer; (c) required user circuit release for testing; (d) trouble tickets opened by Developer for monitoring purposes only; and (e) events beyond Developer's reasonable control.

SCHEDULED DOWNTIME/MAINTENANCE

It is expected that occasional downtime will be required to maintain and enhance Developer-hosted applications. Developer will make commercially reasonable efforts to provide Nextel Partners with 48 hours prior notice by email to mclean_noc@nextel.com of scheduled out-of-service conditions or service interruptions. Developer will schedule such downtime in an effort to minimize any impact on users of the Application, including between the hours of 1:00 AM and 3:00 AM Eastern Time. Special consideration will be given as dictated by customer needs. For example, some applications might need to be online during late evening/early morning times. If the Developer required work time exceeds the two hour maintenance window, then Developer shall make commercially reasonable efforts to provide Nextel Partners seven days prior notice by email to mclean_noc@nextel.com.

Developer is responsible for 365 x 7 x 24 monitoring of Developer Application and taking immediate action to resolve any application issues.

III. TROUBLE IDENTIFICATION AND RESOLUTION Process

NOTIFICATIONS/ALERTS

During the course of normal operations, service impairments (e.g. slow response, partial service outage) may occur. Nextel Partners requires the Developer to notify the Nextel Network Operations Center (NOC) and Nextel Partners of any observed impairment immediately so that joint investigation and trouble determination may occur. Immediate telephone notification to 1-877-207-9125
(NOC) as well as electronic mail to mclean_noc@nextel.com and mike.gilroy@nextelpartners.com is required. Developer requires Nextel Partners to notify the Developer Contact at itops@road-inc.com for operational issues of any observed impairment immediately so that joint investigation and trouble determination may occur. The parties recognize that operation issues of observed impairment may be visible first to Nextel and may not be visible immediately to Nextel Partners. Details of the impairment should be provided (e.g. service affected, extent of impairment, contact for joint troubleshooting, etc.) by the party providing notice under this paragraph.

GOAL OF THE TROUBLE IDENTIFICATION AND RESOLUTION PROCESS

The goal of the trouble identification and resolution process is to resolve all service problems (a) before they are seen by a subscriber or (b) as quickly and efficiently as possible once reported by a subscriber. To this end, monitoring and surveillance as well as troubleshooting and issue determination and analysis are key to success. Coordination of activities between Nextel Partners and the Developer is essential.

PRIORITY ASSIGNMENTS AND RESOLUTION INTERVALS

To ensure a concerted and coordinated resolution effort, agreement on the priority and the target resolution interval is needed. The following tables list this framework.

PRIORITY       CRITERIA AND EXAMPLES
--------       ---------------------

               Criteria:

High           -  The Application is not delivering the functionality documented in Exhibit A to a cross-section of subscribers. A hosting or software issue is judged to be the cause of the service
                  interruption.

               - Developer supplied, applications administration tools are not available or operational. Customer status and configuration issues can not be resolved.

               Criteria:

Medium         -  Obvious and significant service degradation to previously experienced Application performance.

               - Flaw in administration tool that is causing significant loss of functionality and no clear workaround is immediately available.

               Criterion:

Low            -  Problem with the Developer application that is inconvenient but can be worked around with minimal disruption to the
                  subscriber's activity and results in minimal usage reduction.

PRIORITY  INITIAL RESPONSE           UPDATE INTERVAL       RESOLUTION GOAL
--------  ----------------           ---------------       ---------------
High      60 minutes or less         Every 120 minutes     4 hours
Medium    120 minutes or less        Every 4 hours         8 hours
Low       2 business day or less     Weekly                1 week or less

MANAGEMENT NOTIFICATION PROTOCOL

If trouble resolution goals are exceeded, Nextel Partners technical operations supervisors will provide advisories to Nextel Partners Senior Management as outlined below. It is expected that the Developer will implement a similar notification process to their management team. This will allow maximum situational awareness of key issues and allow coordinated communications and resolution efforts.

NEXTEL PARTNERS NOTIFICATION PROTOCOL

           RESOLUTION GOAL    2x RESOLUTION GOAL     3x RESOLUTION GOAL
PRIORITY   EXCEEDED           EXCEEDED               EXCEEDED
--------   ---------------    ------------------     -------------------------
High       Manager NOC        Director NOC           Dave Aas - VP Engineering
                              Mike Gilroy            425-576-3640
                              425-576-3615           Jeff Hall - Director of
                                                     Marketing
                                                     425-576-3612

Medium     Manager NOC        Director NOC           Dave Aas - VP Engineering
                              Mike Gilroy            425-576-3640
                              425-576-3615           Jeff Hall - Director of
                                                     Marketing
                                                     425-576-3612

Low        Manager NOC        Director NOC           Dave Aas - VP Engineering
                              Mike Gilroy            425-576-3640
                              425-576-3615           Jeff Hall - Director of
                                                     Marketing
                                                     425-576-3612


DEVELOPER NOTIFICATION PROTOCOL (DEVELOPER CONTACTS TO BE SUPPLIED)

           RESOLUTION GOAL    2x RESOLUTION GOAL       3x RESOLUTION GOAL
PRIORITY   EXCEEDED           EXCEEDED                 EXCEEDED
--------   ---------------    ------------------       ------------------------
High       Rhamesis Muncada   Dondi Dismer             Janet Camberis
           Senior Customer    Customer Satisfaction    VP Customer Satisfaction
           Satisfaction Rep   Director                 1-877-4AtRoad
           1-877-4AtRoad      1-877-4AtRoad

Medium     Rhamesis Muncada   Dondi Dismer             Janet Camberis
           Senior Customer    Customer Satisfaction    VP Customer Satisfaction
           Satisfaction Rep   Director                 1-877-4AtRoad
           1-877-4AtRoad      1-877-4AtRoad

Low        Rhamesis Muncada   Dondi Dismer             Janet Camberis
           Senior Customer    Customer Satisfaction    VP Customer Satisfaction
           Satisfaction Rep   Director                 1-877-4AtRoad
           1-877-4AtRoad      1-877-4AtRoad


IV. DEVELOPER CUSTOMER CARE PROCESS

Developer provides customer Support M-F 5 a.m. - 5 p.m. Pacific Time and Saturday 7 a.m. - 4 p.m. Pacific Time. After hours 7x24 coverage for phone inquiries is available via the toll free number. The Nextel/Nextel Partners customer has an option via the IVR to opt out and leave a message which in turn pages an on call customer service representative directly. Customers contact Developer via phone or email. Contacts are logged in an Oracle database. Developer may duplicate the customer's issue in order to verify the problem and advise the customer appropriately. Each issue is recorded in Developer's database with a case #. All cases are assigned a case status which reflects where it is in the resolution process. Technicians have access to senior staff members to help drive resolution or escalate more difficult problems. Some cases require a physical inspection/servicing of the hardware by a Developer-certified installer before final resolution can be made. Should a problem require hardware replacement Developer will dispatch a Developer-certified installer to the customer's location. Developer-certified installer carry van stock of certain components that enable the Application. Any components needed that are not carried by a Developer-certified installer will be shipped to the customer's location. Developer-certified installers will not carry van stock of Nextel Partners phones for customer replacement purposes nor will Developer ship Nextel Partners phones to customers.

All suspected bugs are run through a central point in the customer satisfaction department before going to the Developer operations department for further investigation and verification. Bugs which are not resolved by the operations department are assigned to software development department with a priority level for resolution. Developer conducts a weekly cross functional meeting among quality assurance, software development, operations and customer satisfaction departments to discuss and resolve open issues.

Notwithstanding Section 11(e) of the Agreement, Application customers may be contacted unsolicited to permit Developer to conduct customer satisfaction and technical and market research or testing.

V. NEXTEL PARTNERS/DEVELOPER ESCALATION CONTACT INFORMATION

The following table lists the points of contact for consultation and escalation of identified issues between Developer Care and Operations and Nextel Partners Care and Operations. All Nextel Partners calls will be handled during the hours specified below.

NEXTEL PARTNERS CONTACTS (FOR DEVELOPER Use)



CALL
TYPES              NEXTEL PARTNERS      NEXTEL PARTNERS PHONE     HOURS OF
                   DEPARTMENT           NUMBERS TO USE            OPERATION
-----              ---------------      ---------------------     ---------
Customer Issues    Refer to Nextel      1-888-566-6111            4am - 10pm PST
                   Partners                                       M-F
                   Customer Care                                  6am - 5pm PST
                                                                  Saturday
Operational                             1-877-207-9125            7 x 24
Issues             NOC

DEVELOPER CONTACTS (FOR NEXTEL USE)

                                                                 HOURS OF
                                                                 OPERATION
                                                                 (IF NOT 24X7,
                                                                 PLEASE SPECIFY
CALL                                       DEVELOPER PHONE       DAYS AND
TYPES             DEVELOPER DEPARTMENT     NUMBERS TO USE        HOURS)
-----             --------------------     ---------------       --------------
Customer Issues   Customer Satisfaction    1-877-4AtRoad         See Exhibit
                  Department                                     A-1 Section
                                                                 IV

Operational       IT Operations            1-877-4AtRoad         See Exhibit
Issues                                                           A-1 Section
                                                                 IV

VI. OPEN ISSUES LIST AND REPORTING

There are two types of monthly Developer reporting that will be required: operational and customer care.

OPERATIONAL REPORTING

The Developer will provide monthly reports, within thirty (30) days of the end of each month, to Nextel Partners at the first notice address listed in the Agreement on the status of all issues reported to Developer by Nextel Partners. This report will contain the date that the issue was opened, a summary of the issue, the current issue status and, if resolved, the date and description of the resolution.

CUSTOMER CARE REPORTING

A monthly report, within thirty (30) days of the end of each month, containing the following information will be provided by the Developer:

- Number and type of customer care calls received each month from Nextel Partners customers

-  Summary information on problems found and resolution

-  Total number of unresolved issues involving Nextel Partners customers

-  Date unresolved cases were opened and its current status

VII. APPLICATIONS PERFORMANCE VALIDATION AND CHANGE CONTROL

OBJECTIVES OF THE APPLICATIONS PERFORMANCE VALIDATION AND CHANGE CONTROL PROCESS

The objectives of the Applications Performance Validation and Change Control Process are, in general, to assure that all applications meet, and continue to meet, customer expectation for performance and feature functionality. This process defines the series of subprocesses required to assure application performance and system-level compatibility throughout the application and supporting systems life cycle. These subprocesses and the associated responsibilities are discussed below.

CHANGE NOTIFICATION

Nextel Partners must be notified of planned application, communications and hosting/platform related changes, maintenance and upgrades, which materially affect, in the reasonable discretion of Developer, the transmission of data between the Developer network and the Nextel and Nextel Partners network. Notification will be made by means of a mutually agreed format and single point of contact thirty (30) days prior to the change. Where notification cannot be made in the requisite time frame notification will be made at the earliest possible date.

To the extent that upgrade and change of control information has not already been provided to Developer by Nextel, Nextel Partners will provide Network upgrade and change control information and information regarding changes to Nextel Partners handsets which can function with the Application to Developer by means of a mutually agreed format. This will allow Nextel Partners and Developer to complete analysis and testing, if required, to confirm continued Application operation.

The parties recognize and agree that the following processes (AV&V, Application Change Process and Platform and Communications Change Process) will be performed with Nextel. To the extent that Nextel is satisfied with these processes, Developer may assume that Nextel Partners is satisfied; provided however, Developer must keep Nextel Partners notified of any significant issue or developments; and, provided further that Developer must obtain Nextel Partners' prior written approval of any new release, modification, change, upgrade, downgrade or other similar issue that will involve any material change to Nextel Partners operations.

APPLICATION VALIDATION & VERIFICATION (AV&V)

The goal of the AV&V process is to capture and/or quantify functional and performance issues and/or metrics related to an integrated application or service offering prior to commercial launch or cutover. Qualifying activities include:

   - Applications not previously employed with Nextel general service offerings,

   - Major software releases/upgrades associated with applications actively available as a part of Nextel general service offering,

   - Point releases/upgrades associated with applications actively available as a part of Nextel general service offering,

   - Bug fixes or patches to be applied to actively available applications, any upgrades or modifications to the applications hardware or software platform, and

   - Any modification, upgrades or changes to the communications (WAN) component of the applications offering.

The information captured during the testing stage of this process is disseminated to the various responsible constituencies within Nextel for the general purposes of Care and Network Planning. Nextel and the Developer will cooperate to assure that testing occurs on a release version of the software, platform, and communications environment prior to commercial release or cutover.

APPLICATION CHANGE PROCESS

For each planned major or point software release, an open problem list of key critical issues should be maintained by the Developer. This list must be made available to Nextel, in a format determined by Developer, as part of the Application Validation and Verification (AV&V) process.

Major Release and Point Release

Nextel will be notified of all software major releases, and software point releases, relating to the Application sixty (60) days prior to commercial release. Major releases will be submitted to Nextel AV&V process, through the defined Nextel point-of-contact (POC), employing the existing Nextel documentation and request forms. AV&V Requests submitted for major software releases and point releases, will detail all new feature functionality, interoperability, performance changes associated with the major release, and a summary of the Developer's test(s) which demonstrate that the release functions properly on the Nextel System. All new software releases relating to the Application must be backward compatible, except, in certain cases where prior written consent has been obtained from Nextel.

Patches and Fixes

Recognizing the unpredictable nature of bug fixes and patch releases, Nextel will be notified of any such changes to the Application which have a material impact on the Application, as determined by Developer, at the earliest commercially reasonable date prior to commercial release. Bug fixes and patch releases will be submitted to Nextel AV&V process, through the defined Nextel POC, employing the existing Nextel documentation and request forms. AV&V Requests submitted for bug fixes and patch releases will detail the fix and any software functionality, interoperability and performance implications, and a summary of the Developer's test(s) which demonstrate that the release functions properly on the Nextel System.

PLATFORM AND COMMUNICATIONS CHANGE PROCESS

System Upgrades and Changes

Nextel will be notified of any planned application platform and communications systems upgrades relating to the Application, which have a material impact on the Application sixty (60) days prior to commercial cutover. Material planned system upgrades and changes will be submitted to Nextel AV&V process, through the defined Nextel POC, employing the existing Nextel documentation and request forms. AV&V Requests submitted for upgrades and changes will detail the upgrade and/or change any functionality, interoperability and performance implications.

Maintenance

Nextel's NOC will be notified of all planned and/or unplanned maintenance or changes as described in the "Notifications/Alerts" section of this document.

REVIEW

Upon reasonable request Developer agrees to meet with Nextel Partners by phone or in person at a time and place mutually agreeable to the parties to review reports and the parties' performance under this Service Level Agreement. No more than one such meeting shall occur per calendar quarter unless otherwise agreed to by the parties. Notwithstanding the foregoing, Developer and Nextel Partners agree to meet by phone or in person at a time and place mutually agreeable to the parties thirty (30) days prior to contract renewal to review their performance under this Service Level Agreement.

APPLICATION UPGRADE ROADMAP

A 6-month plan of key Application enhancements will be maintained jointly by the Developer and Nextel Partners. This roadmap will be updated on a quarterly basis and is subject to the terms of the Confidentiality Agreement. The parties shall designate a point-of-contact for such roadmap within thirty (30) days of the effective date of the Agreement.

EXHIBIT B

FEES AND PRICING SCHEDULE

NEXTEL PARTNERS PRICING

Nextel Partners will retain complete discretion in setting the prices to be charged to Customers for Nextel Partners Services and equipment. In general, Nextel Partners will charge customers for Nextel Partners Services and/or equipment at standard commercial rates as published by Nextel Partners from time to time.

Nextel Partners may at its sole discretion offer promotional pricing for Nextel Partners Services and/or equipment, either nationally of within specific market(s). Such promotional offers may be available for a limited time or subject to restrictions, and may not be published or listed on the Nextel Partners or Nextel commercial web site. Nextel Partners also reserves the right, at its sole discretion, to negotiate custom pricing for specific customers.

Nextel Partners will update any appropriate Web site for changes in Nextel Partners service prices on or before the date on which new pricing is announced to the public. Notification will be deemed to have been completed when the updated Nextel Partners Service and/or hardware prices are posted to the Nextel commercial web site or otherwise provided in writing to Developer.

Nextel Partners is not obligated to disclose negotiated Service and/or equipment prices, unless and until Nextel Partners and Developer are jointly offering service to a customer who has been offered such rates. Information about negotiated Nextel Partners Service and/or hardware rates which is disclosed to Developer is subject to the terms of the Confidentiality Agreement executed between Nextel Partners and Developer.

DEVELOPER PRICING

Developer will retain complete discretion in setting the prices to be charged to Customers for the Developer services including the Application or any updates, upgrades or enhancements thereto. Developer will notify Nextel Partners of changes in service prices, which are generally available to all customers as early as reasonably possible, not later than ten (10) days before the date on which the new pricing is announced to the public.

Developer may at its sole discretion offer promotional pricing for Developer services and/or equipment, either nationally or within specific market(s). Such promotional offers may be available for a limited time or subject to restrictions, and may not be listed on the Developer commercial web site. Developer also reserves the right, at its sole discretion, to negotiate custom pricing for specific customers.

Developer is not obligated to disclose negotiated service and/or equipment prices, unless and until Nextel Partners and Developer are jointly offering service to a customer who has been offered such rates. Information about negotiated Developer service and/or hardware rates which is disclosed to Developer is subject to the terms of the Confidentiality Agreement executed between Nextel Partners and Developer.

Developer's anticipated customer pricing structure for the initial launch of the Service is as follows:

                                  [@ROAD LOGO]

                        FleetASAP(SM) COMMERCIAL PRICING
                        Nextel Wireless Network Markets

---------------------------------------------------------------------------------------------------------------------------
      FleetASAP ACTIVATION PACKAGES
---------------------------------------------------------------------------------------------------------------------------
                                                                                             Hardware
                                                                                             Purchase      Monthly Service
                  VEHICLE MANAGEMENT SYSTEM                                                              24-month  36-month
                                                                                                         --------  --------
                  iLM(TM) 2000i - Nextel Internet Location Manager
950-0023-000      (Includes tethered cable)                                                    [*]

                  Antenna Options (choice of antenna: one for one with iLM)
901-0015-000        Option R: GPS Loop Antenna (recommended)                                   [*]
901-0005-000        Option S: Mag mount GPS antenna                                            [*]

                  Phone Holder Options (choice of holders: one for one with iLM)
391-0006-000        Option A: For series i500+, i550+ and i700+ phones                         [*]
391-0007-000        Option B: For series i1000+ phones                                         [*]

FAQ1                FleetASAP - STANDARD (Nextel data servicers not included)                              [*]       [*]


                  MESSAGING SYSTEMS
                    iLM w/iDT(TM) 2500 - Internet Data Terminal
                    (With Nextel phone enabling enhancements)                                  [*]
                       Option: Commercial Keyboard                                   [*]       [*]

TM2000              INTEGRATED MESSAGING w/work-flow status & forms                                        [*]       [*]


                  StatASAP SYSTEMS (per sensor)
951-0003-000        Power Switch Sensor Kit (ignition on/off & hoist up/down)        [*]       [*]

950-0017-001        Door Sensor Kit (roll-up doors open/close)                       [*]       [*]

950-0017-000        Temperature Sensor & Assembly Kit (one sensor per iLM)           [*]       [*]

SW2000              StatASAP (per sensor)                                            [*]                   [*]      [*]
---------------------------------------------------------------------------------------------------------------------------
Pricing is based upon the installation & activation of an iLM; hardware purchased separately will require an additional [*] charges for installation, shipping, & handling

Airtime charges will be billed separately by Nextel.


                                  CONFIDENTIAL
                     Unauthorized disclosure is prohibited
                  Pricing is subject to change without notice
                          EFFECTIVE DECEMBER 10, 2000

[*] Confidential material redacted and filed separately with the SEC.

EXHIBIT C

CO-MARKETING

I.    INTRODUCTION

The following are a list of activities that both parties may agree to pursue in order to increase sales of Developer's Application and Nextel Partners' phones and service. These activities will commence on or after the launch date agreed to by both parties.

Nextel Partners may market the Application to both its existing and prospective customers, either directly or through indirect authorized representatives who are mutually agreeable to the parties when dealing with indirect agents. In connection therewith, Nextel Partners may include the tagline "Powered by Nextel" in all marketing materials related to the Application. Nextel Partners may also promote the Application through customer newsletters, direct mail, advertising, trade shows, and through its web site.

Except as noted below, Developer may elect, at its discretion and cost, to promote the Application in general at any time, without reference to Nextel Partners.

Developer will make available to Nextel Partners sales personnel any sales support tools currently available or developed in the future by Developer, at the consent of Developer, which consent shall not be unreasonably withheld or delayed.

Unless otherwise agreed by the parties in writing, each party shall bear its own costs for the marketing activities which such party conducts.

II.   PUBLIC RELATIONS

a. Subject to approval of content by the other party, Developer shall be permitted to issue a press release announcing the existence of this Agreement after commercial availability of the Application, and Nextel Partners shall be permitted to issue an individual press release and/or a collective press release with respect to its overall Nextel Online Internet Services, including a reference to its arrangement with Developer pursuant to this Agreement. The parties acknowledge and agree that neither party shall issue any press release or distribute any promotional materials concerning this Agreement, the subject matter hereof, the business relationship set forth herein, or containing the name, logos, trademarks or other intellectual property of the other party without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed; provided, however, that the foregoing will not restrict either party from making press releases about their respective products and services that do not include a reference to the other party.

b. Success stories. Developer agrees to identify satisfied customers and work with Nextel Partners to provide references, application descriptions of the satisfied customers, and seek promotional opportunities related to customer success stories.

III.  DIRECT MAIL

Direct Mail - Each Party to Own Customer Base. Both Nextel Partners and Developer may, at any time and at their own expense, conduct a direct mail campaign to their own customer base and/or a sub-set of their customer base highlighting the relationship between the two companies. Direct mail materials to be included in such a mailing must be reviewed and approved by the other party prior to printing and mailing.

IV.   DEVELOPER ON NEXTEL PARTNERS' WEB SITE

Developer may be listed on Nextel Partners' web sites at Nextel Partners sole and absolute discretion.

Developer will be listed on any appropriate Nextel Partners web site designed to announce, explain or promote partnerships, if such listing is created.

VI.   APPLICATION DOCUMENTATION

Developer may utilize Nextel Partners written and approved documentation in Developer's user guide or web-based user documentation. Developer is required to submit all documentation that mentions Nextel Partners' name or service to Nextel Partners for review and approval, which consent shall not be unreasonably withheld or delayed.

VII.  CUSTOMER TRAINING

Developer will bear the cost and responsibility of training customers on Developer's product or service. Nextel Partners will bear the cost and responsibility of training customers on the Nextel Partners phone and service.

VIII. SALES ACTIVITIES/SUPPORT

a. Collateral distribution to Nextel Partners Sales channels. Developer will make collateral materials available to Nextel Partners' distribution channels, both direct and indirect. Collateral material to be provided should include, but not be limited to:

      - Customer profile. Description of target customer by market, job function, demographic or appropriate definition. Description of customer needs that are filled by Developer product.

      - Sales Bulletin. Description of Developer product or service and how it solves the customers' needs.

      Nextel Partners would prefer for Developer to take advantage of Nextel Partners' third-party collateral distribution system, which supports web-based ordering of collateral materials by Nextel Partners representatives. If Developer chooses to utilize Nextel Partners' collateral distribution system, Developer will bear both the collateral expense (cost to design, produce and print) as well as distribution fees imposed by Nextel Partners' collateral distribution vendor. Nextel Partners agrees, in good faith, to request that Nextel Partners pricing for this service be extended to Developer, but cannot guarantee that the third-party collateral distributor will honor this request.

      Should Developer decide not to take advantage of Nextel Partners third-party collateral distribution system, Developer agrees to develop a collateral distribution process which will ensure simplified ordering and prompt delivery of requested collateral items to Nextel Partners' distribution channels.

b. Electronic Sales Aids. Developer will make the following electronic sales tools available for distribution to Nextel Partners distribution channels through Nextel Partners' intranet distribution support web sites:

      - PowerPoint charts for use by Sales and Sales Engineers in describing the Developer application. Charts will be posted internally on Nextel Partners Sales information distribution Intranet for confidential access by Nextel Partners employees only.

      -  Web site URLs to refer the customer for further information.

      - Demonstration account login/password - for a minimum of 50 simultaneous sessions.

      -  Automated Demonstration for a minimum of 50 simultaneous sessions

IX.   SALES LEAD PROCESSING

Nextel Partners Sending Leads to Developer

Developer should be able to receive inbound leads from Nextel Partners in one of three ways:

-  electronically (i.e. by e-mail), or

-  via an inbound telephone number, or

- at Nextel Partners' sole discretion, through a centralized point (such as a password protected web site) where Nextel Partners sales reps can submit leads to all Developers.

Nextel Partners, at its sole discretion will determine the distribution method for sales leads provided to Developer. It is the responsibility of the Developer to provide Nextel Partners with an e-mail address for lead submissions and to provide updates to this e-mail address as needed. If Developer is unable to receive leads electronically, Developer must provide Nextel Partners with a single telephone number (preferably toll-free) at which Nextel Partners will leave sales lead information. It is the responsibility of Developer to update Nextel Partners with any changes to this telephone number. Periodically, Nextel Partners may solicit Developer for a status of the leads that were received from Nextel Partners as identified in Exhibit D.

Developer will provide to Nextel Partners their lead submission e-mail address or their inbound lead telephone number prior to controlled availability of the service.

Developer Sending Leads to Nextel Partners

Developer may submit leads to the following email address:
mike.cilroy@nextelpartners.com



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Nextel Partners will provide required content for sales leads received from
Developer. Minimum content will include Developer Salesperson name and phone number, customer name, company name, and pertinent contact information. If Developer salesperson would prefer to be contacted prior to the customer being contacted, this should clearly be stated on the lead provided to Nextel Partners. Developer will be required to provide some customer specific information to allow for accurate lead status tracking. Nextel Partners may, at its sole discretion, change the required content for sales leads from time to time.

Both parties agree to make every effort to respond to every sales lead provided by the other party within two (2) business days of receipt of the lead. Response will be in the form of e-mail, phone call or visit to the Sales Prospect/or referring company's salesperson (whichever is specified in the submitted lead). When a sales lead is provided, the party receiving the lead will contact the Sales Prospect and evaluate whether their Application or Service meets the customer's needs. Party receiving the sales lead will provide the Sales Prospect with a demonstration or appropriate evaluation method. During this demonstration or evaluation, a party receiving the lead agrees to present to the Sales Prospect information about the Application or Service of the party who provided the lead.

Both parties acknowledge that the Sales Prospect has the ultimate purchasing decision, and may choose a different Application or wireless Service to support their business needs. Both parties acknowledge that nothing herein shall obligate or require the other to do business with a Sales Prospect if the other party desires not to deal with such Sales Prospect for any reason whatsoever; in such instances the party receiving the lead must inform the other party within two (2) business days that they will not respond to the lead. Neither party shall have any right to bind the other party to make a sale.

X.    PREFERRED CARRIER FOR CUSTOMER TRIAL

Developer shall make commercially reasonable efforts to use Nextel Partners as the preferred wireless service provider in a variety of business, vertical, and consumer markets within Nextel Partners markets.

XI.   PRODUCT DEMONSTRATION STRATEGY

Developer may not engage in any marketing activity for analysts or reporters until Commercial Launch of the Application and Services, as defined in Section 10, without previous written consent from Nextel.

XII.  PREFERRED WIRELESS CARRIER FOR DEVELOPER'S CORPORATE USE

Developer shall make commercially reasonable efforts to use Nextel Partners as the preferred wireless service provider in Nextel Partners markets.



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EXHIBIT D

REPORTING REQUIREMENTS

Nextel Partners and Developer agree to provide the reports listed below. Each report must be delivered within thirty (30) calendar days of the end of the applicable reporting period.

Nextel Partners and Developer also agree to correct any errors or discrepancies in reports issued during a calendar quarter within thirty (30) days of the end of the quarter.

The content of such monthly reports shall be deemed Confidential Information of Nextel Partners and Developer and shall be subject to the restrictions set forth in the Mutual Non-Disclosure Agreement executed between Nextel Partners and Developer.

I.    DEVELOPER REPORTS

I.a.  SALES REPORTS

Lead Tracking Report. Developer will provide Nextel Partners with a monthly report containing the following information, in soft copy. At some point, Nextel Partners and/or Developer may implement an automated method to process sales leads. It is possible that such an automated system may provide some or all of the lead tracking information requested below. Nextel Partners and Developer agree to re-visit this reporting requirement should such a system become available. In the absence of such a system, however, Developer is required to provide this information on a monthly basis.

   -  Number of Developer leads received from Nextel Partners

   - Number of Nextel Partners leads that resulted in a sale for Developer including number of companies sold and number of subscribers sold

   - Number of Developer leads generated for Nextel Partners from co-marketed materials

I.b.  CUSTOMER CARE REPORT

Developer will provide Nextel Partners with a monthly report containing the following information, in soft copy:

As outlined in Exhibit A-1.

I.c.  OPERATIONS REPORTS

Weekly Issue Tracking Report. Developer will provide Nextel Partners with a monthly report containing the following information, in soft copy:

As outlined in Exhibit A-1.



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II.   NEXTEL PARTNERS REPORTS

II.a. SALES REPORTS

Lead Tracking Report. Nextel Partners will provide Developer with a monthly report containing the following information, in soft copy. At some point, Nextel Partners and/or Developer may implement an automated method to process sales leads. It is possible that such an automated system may provide some or all of the lead tracking information requested below. Nextel Partners and Developer agree to re-visit this reporting requirement should such a system become available. In the absence of such a system, however, Nextel Partners is required to provide this information on a monthly basis.

   -  Number of Nextel Partners leads received from Developer

   - Number of Developer leads that resulted in a sale for Nextel Partners including number of companies sold and number of subscribers sold

   -  Number of Nextel Partners leads generated for Developer



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